For Immediate Distribution	Investor Relations Contact:
May 7, 2008	Brandon Pugh (571) 434-5659 brandon.pugh@neustar.biz

Media Contact: John Schneidawind (571) 434-5596 john.schneidawind@neustar.biz
NeuStar Reports Results for First Quarter
and Updates Guidance for 2008
STERLING, VA, May 7, 2008 — NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications and Internet industry, today announced consolidated results for the quarter ended March 31, 2008 and updated guidance for 2008. The company also announced that Mark Foster, a Co-Founder of NeuStar, will transition into a senior advisory role from his position as Chief Technology Officer.
Summary of First Quarter Results
Revenue totaled $117.4 million, an increase of 20% from $97.4 million in the first quarter of 2007. The company recorded a net loss for the first quarter of $4.5 million, or $0.06 per diluted share, compared to net income of $18.0 million, or $0.23 per diluted share, in the first quarter of 2007. The net loss in the first quarter of 2008 resulted from a non-cash goodwill impairment charge totaling $29.0 million, which relates to the Next Generation Messaging (NGM) business, acquired for $139 million in cash on November 27, 2006. This charge was driven by changes in market conditions and customer-related events in the first quarter, which are expected to delay our penetration of the nascent mobile instant messaging market in Europe. This caused NeuStar to reduce its NGM forecast triggering an impairment review of NGM goodwill. Absent the goodwill impairment charge of $29.0 million, NeuStar would have recorded net income for the first quarter of $24.6 million, or $0.31 per diluted share.
Discussion of First Quarter Results
NeuStar’s year-over-year quarterly revenue growth of 20% was driven primarily by increases in infrastructure transactions under its contracts to provide telephone number portability services in the United States. The company also saw year-over-year increases in revenue from its Next Generation Messaging services, Ultra Services and Common Short Codes.

Transactions under NeuStar’s contracts to provide telephone number portability services in the United States totaled 87.0 million for the first quarter of 2008, 22% higher than the 71.2 million transactions for the first quarter of 2007, and 4% above the transaction guidance provided in February.
EBITDA for the quarter totaled $21.1 million, or $0.27 per diluted share, compared to $38.4 million, or $0.49 per diluted share, in the corresponding quarter of 2007. EBITDA for the quarter includes a dollar-for-dollar reduction for the previously discussed goodwill impairment charge of $29.0 million. Absent the goodwill impairment of $29.0 million, EBITDA for the first quarter would have been $50.2 million, or $0.63 per diluted share.
Total operating expense increased to $106.4 million in the first quarter of 2008, compared to $68.1 million in the first quarter of 2007. Operating expense in the first quarter included the previously mentioned $29.0 million goodwill impairment charge.
As of March 31, 2008, NeuStar had $86.5 million in cash, cash equivalents and short-term investments, compared to $198.7 million at December 31, 2007. During the first quarter, the company repurchased $103.8 million of its Class A common stock under its share repurchase program announced on February 19, 2008, with an additional $21.2 million of share repurchases through April 8, 2008. Overall, NeuStar concluded $125 million of repurchases in 2008 with the acquisition of approximately 4.8 million shares.
Business Outlook for 2008
NeuStar provided the following guidance for 2008 results:
•	Full year revenue to range between $500 and $515 million; previous guidance was for 2008 revenue to exceed $515 million
•	Included in the full year revenue projection is an estimated $20 million of revenue from NeuStar Next Generation Messaging, which is approximately a $15 million decrease from the projection provided in February 2008.
•	Net income to exceed $70 million, resulting in net income per diluted share to exceed $0.90 in 2008 based on a diluted share total of 78.0 million; this 2008 net income forecast includes the previously discussed goodwill impairment charge of $29.0 million.
•	Full year EBITDA to exceed $177 million, or $2.27 per diluted share in 2008 based on a diluted share total of 78.0 million; the entire reduction in the EBITDA guidance from the $206 million EBITDA guidance provided in February is the result of a dollar-for-dollar reduction for the goodwill impairment charge of $29.0 million previously discussed.

•	The company reaffirmed its previous guidance that transactions under its contracts to provide telephone number portability services in the United States should grow to at least 350 million in 2008, an increase of at least 10% over the 2007 total of 318.5 million transactions.
•	For the second quarter of 2008, transactions to be in excess of 83 million, up 12% from the same quarter of last year.
Management Commentary
Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer, said, “NeuStar’s first quarter revenue exceeded both our guidance expectations and the first quarter of last year on the strength of NPAC transactions, and on solid year-over-year revenue growth for our expanding range of services. Our business continues to be strong, producing outstanding growth and cash flow. We continue to believe that the growth potential from the mobile instant messaging market is large. Let me point out that our revenue in the nascent mobile instant messaging market is projected to grow from $8 million in 2007 to approximately $20 million in 2008, which is noteworthy, albeit markedly below our previous expectations. When demand increases, NeuStar will be well positioned with its deployed infrastructure and strong customer relationships to significantly grow revenue and profitability.”
Jeff Babka, NeuStar’s Chief Financial Officer, added, “The reduction of our NGM forecast and the recording of a $29 million impairment charge detracts from what we consider to be a strong start to 2008. From a guidance perspective, it is still early in the year, and thus we believe that incremental revenue from our existing and new service offerings can provide opportunities to attain our original target of 20% growth in revenues for the year, with strong margins and cash flow generation. The underlying fundamentals in this business remain very solid and capable of delivering our stated goals for revenue growth and profitability.”
CTO Mark Foster to Become Senior Advisor
NeuStar announced that Mark Foster, Senior Vice President and one of the company’s founders, will step down as Chief Technology Officer. Mark will continue to serve as a senior advisor to NeuStar on strategic and other matters.
Jeff Ganek commented, “For the last 12 years, Mark’s contributions to the industry and to the company are renowned. From our beginning as a small start-up organization, he led the development of a highly skilled and potent organization, which is now in place, driving technology initiatives and product development for the company. We respect Mark’s need to spend more time with his family, and we appreciate his continued commitment to the company as a senior advisor.”
Mark Foster added, “NeuStar has great potential for future growth. In my new role as a senior advisor, I aim to actively contribute as an ambassador of NeuStar with industry groups, as well as guide innovation in new products and new markets.”

Reconciliation of Non-GAAP Financial Measures
In this press release, NeuStar presented certain non-GAAP financial data. To place this data in an appropriate context, the following is a reconciliation of net income (loss) to EBITDA for the three months ended March 31, 2007 and 2008, and the years ended December 31, 2007 and 2008:

	Three Months Ended		Year Ended
	March 31,		December 31,
	2007	2008	2007	2008(1)
	(in thousands, except per share data)
	(unaudited)
Net income (loss)	$17,968	$(4,460)	$92,335	$70,000
Add: Depreciation and amortization	9,064	10,120	37,731	40,500
Less: Other (expense) income	(299)	(1,150)	(3,465)	(4,500)
Add: Provision for income taxes	11,663	16,639	60,776	71,000

EBITDA	$38,396	$21,149	$187,377	$177,000

EBITDA per diluted share	$0.49	$0.27	$2.36	$2.27

Weighted average diluted common shares outstanding	79,031	79,095	79,235	78,000

(1)	For purposes of creating a reconciliation to net income, the amounts expressed in this column are based on an estimated net income of $70 million.
EBITDA and EBITDA per diluted share are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that both measures will enhance our investors’ understanding of our financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides the foregoing historical and forward-looking reconciliations to the most directly comparable GAAP financial measures to allow investors to appropriately consider each non-GAAP financial measure.
Previously in this press release, NeuStar described what its net income and EBITDA would have been for the first quarter of 2008 in the absence of the $29.0 million goodwill impairment charge relating to the company’s NGM business segment, as well as the resulting net income and EBITDA per diluted share amounts associated with those measures. NeuStar has provided this information because the company believes that it will give investors a better understanding of the impact the goodwill impairment charge had on the Company’s results for the quarter, and will serve as useful data by which to compare the company’s operational performance to the same quarter of 2007 and future periods. As with EBITDA information provided by the Company, this information should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, to understand the comparison of the net loss of $0.06 per diluted share for the first quarter of 2008 against the net income of $0.31 per diluted share that the company would have recorded in the absence of the goodwill impairment charge, it is important to note that the weighted average diluted common shares outstanding used to calculate the net loss per diluted share for the quarter was 76.2 million, as compared to the weighted average diluted common shares outstanding used to calculate the net income per diluted share that would have existed if the company had recorded net income for the quarter, which is 79.1 million. This difference in weighted average diluted common shares outstanding results from the exclusion of the dilutive impact of such equity awards in the diluted share calculation when a company records a net loss for the applicable period as opposed to inclusion of equity awards in this calculation when a company records net income.
Conference Call
As announced on April 28, 2008, NeuStar will conduct an investor conference call to discuss the company’s results today at 5:00 p.m. (Eastern Time). Investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz), or via telephone by dialing (888) 670-2260 (international callers dial (913) 312-1490). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern Time) Wednesday, May 14, 2008 by dialing (888) 203-1112 (international callers dial (719) 457-0820) and entering replay PIN 2435914, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, our ability to successfully integrate and support the operations of our acquisitions, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent periodic and current reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2008
	(unaudited)
Revenue:
Addressing	$27,003	$30,161
Interoperability	14,932	16,440
Infrastructure and other	55,513	70,812

Total revenue	97,448	117,413

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	23,078	24,489
Sales and marketing	18,636	18,724
Research and development	6,569	7,548
General and administrative	10,769	16,482
Depreciation and amortization	9,064	10,120
Impairment of goodwill	—	29,021

	68,116	106,384

Income from operations	29,332	11,029
Other (expense) income:
Interest expense	(350)	(442)
Interest and other income	649	1,592

Income before income taxes	29,631	12,179
Provision for income taxes	11,663	16,639

Net income (loss)	$17,968	$(4,460)

Net income (loss) per common share:
Basic	$0.24	$(0.06)

Diluted	$0.23	$(0.06)

Weighted average common shares outstanding:
Basic	74,688	76,247

Diluted	79,031	76,247

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	March 31,
	2007	2008
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$198,678	$86,455
Restricted cash	488	532
Accounts receivable, net and unbilled receivables	77,015	63,489
Prepaid expenses and other current assets	20,048	21,965
Deferred tax assets	13,907	13,192

Total current assets	310,136	185,633

Property and equipment, net	56,191	57,813
Goodwill and intangible assets, net	240,944	220,975
Other non-current assets	9,390	47,639

Total assets	$616,661	$512,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$57,243	$57,265
Income taxes payable	3,254	1,999
Deferred revenue	32,236	33,660
Notes payable and capital lease obligations	6,012	6,298
Accrued restructuring reserve	413	426
Other liabilities	108	—

Total current liabilities	99,266	99,648

Deferred revenue, long-term	18,063	16,232
Notes payable and capital lease obligations, long-term	10,923	9,397
Accrued restructuring reserve, long-term	1,793	1,679
Deferred tax liabilities, long-term	2,215	4,022
Other liabilities, long-term	3,866	4,470

Total liabilities	136,126	135,448

Total stockholders’ equity	480,535	376,612

Total liabilities and stockholders’ equity	$616,661	$512,060